UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

BTCS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40792	90-1096644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue #124, Silver Spring, MD 20910

(Address of Principal Executive Offices, and Zip Code)

(202) 987-8368

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BTCS	The Nasdaq Stock Market
(The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2002, upon recommendation of the Compensation Committee of the Board of Directors (the “Board”) of BTCS Inc. (the “Company”) approved the following actions (or determinations) which are described below. These actions were approved effective January 1, 2023.

●	a 4.5% inflationary increase in annual base salary for both Manish Paranjape, the Company’s Chief Technology Officer, and Michael Prevoznik, the Company’s Chief Financial Officer for the calendar year ending 2023.

●	approved an annual performance payout in the aggregate amount of $278,498, to be paid stock and cash in the closing price of the Company’s common stock on the effective date. Mr. Allen the Company’s CEO will not be eligible to receive any portion of his payout in cash.

Executive Officer	Total		Maximum Cash Payment
Charles Allen (CEO)	$104,987		$0
Michal Handerhan (COO)	$82,500		$10,000
Michael Prevoznik (CFO)	$45,000		$10,000
Manish Paranjape (CTO)	$46,011		$10,000
Total	$278,498	*	$30,000

* To be paid out in the Company’s common stock, except for any portion paid in cash subject to the limits set forth herein.

●	amending the unvested RSUs which are subject to monthly time-based vesting such that the time-based vesting conditions will be replaced with calendar year annual vesting, including any pro-rata adjustment which may be required to move from an annual basis to a calendar year annual basis. The Company estimates a savings of up to $25,000 per executive in issuance and administrative costs associated with its performance of these RSUs.

●	granting to each of Mr. Prevoznik and Mr. Paranjape 25,000 RSUs which vest annually over a five-year period with the first vesting date being on the one-year anniversary of the execution date of the effective grant date, subject to continued employment on each applicable vesting date.

●	amending the January 2, 2022, Long Term Incentive performance-based RSUs for Charles Allen, the Company’s Chief Executive Officer, Michal Handerhan, the Company’s Chief Operating Officer, Michael Prevoznik, the Company’s Chief Financial Officer and Manish Paranjape, the Company’s Chief Operating Officer, whereby the market capitalization targets were lowered to the following:

	Market Cap Threshold ($ millions)
Current RSU Vesting Schedule	$100	$150	$200	$400
Revised RSU Vesting Schedule	$50	$100	$150	$300

Investors are encouraged to review the Company’s Form 8-K Filed Statement filed on January 4, 2022.

Item 7.01 Regulation FD

As of the filing date of this report, the Company’s anticipated revenue for the quarter ending December 31st, 2022 is approximately $187,000. The Company is on track to complete its beta version of its Staking-as-a-Service platform prior to year-end, and subject to market conditions and other factors anticipates opening it for invitation-only beta testing in early 2023. The platform will be branded StakeSeeker and located at stakeseeker.com.

As disclosed in a press release released on October 18, 2022 the Company is reviewing the potential to tokenization and dual listing its securities on Upstream’s platform. The Board has not approved any such listing or the issuance of any new securities, however, the Company is researching distributing securities to its existing holders, listing existing securities, and conducting an offering of newly issued securities. Based on the current analysis the Company believes a distribution of newly issued securities to existing shareholders is the preferred option. The Company can provide, no assurances or guarantees that any such dual listing or distribution will occur.

The Company confirms it had no direct exposure to FTX and less than 1% of its Digital Assets are held on exchanges, which limits its counterparty risk. The Company’s priority remains focused on non-custodial staking where users control and maintain their own private keys. The Company does, however, have indirect exposure to FTX in the form of a decline in the fair market value of its digital asset holdings.

The disclosure in Item 7.01 is being made out of an abundance of caution to allow certain of our executives to implement 10b5-1 trading plans.

The information in Item 7.01 of this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, shall not be deemed to be

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Date: December 9, 2022	By:	/s/ Charles W. Allen
	Name:	Charles W. Allen
	Title:	Chief Executive Officer